Exhibit 23.2

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

September 10, 2014

The Board of Directors

MW Bancorp, Inc.

Mt. Washington Savings Bank

2110 Beechmont Avenue

Cincinnati, Ohio 45230-5401

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by MW Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by Mt. Washington Savings Bank with the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of MW Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

Michael R. Keller

President

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